Exhibit 97

CAMBIUM NETWORKS CORPORATION

IMPROPER CONDUCT CLAWBACK POLICY

Introduction

The Board of Directors (the “Board”) of Cambium Networks Corporation (the “Company”) believes it is prudent to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. To that end, the Board hereby adopts a comprehensive policy that allows the Company to recover, to the extent permitted by applicable law, Incentive Compensation (as defined below), in whole or in part, following certain conduct on the part of a Covered Executive (as defined below) that adversely affects the Company. The Committee has adopted the Improper Conduct Clawback Policy (the “Policy”) set forth below, effective with respect to Incentive Compensation granted or awarded on or after October 2, 2023 (the “Effective Date”).

Administration

The Policy shall be administered by the Compensation Committee. Any determination by the Compensation Committee shall be made by votes taken pursuant to the Committee Charter and the Company’s By-Laws, as they may be amended from time to time. The Compensation Committee shall have full power, authority, and sole and exclusive discretion to construe, interpret, and administer this Policy. Any action taken by, or inaction of, the Compensation Committee relating to or pursuant to this Policy shall be within the absolute discretion of the Compensation Committee. All such actions or inactions of the Compensation Committee shall be conclusive and binding on each person, directly or indirectly, affected by such action or inaction, including, but not limited to, the Covered Executives. Further, the exercise by the Compensation Committee of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company or the Compensation Committee may have with respect to any Covered Executive subject to this Policy.

The Board may amend or change the terms of this Policy at any time for any reason.

Covered Executives

Each employee who serves as an “officer” (as defined pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) employed by the Company or any of its affiliates on or after the Effective Date (“Covered Executives”). Covered Executives who cease employment or service with the Company and its affiliates shall continue to be bound by the terms of the Policy with respect to Incentive Compensation subject to this Policy.

Recovery Events

If the Compensation Committee concludes that a Covered Executive has engaged in Improper Conduct (as defined below) within the thirty-six (36) months following the award or payment (including vesting) of any amount of Incentive Compensation (the “Improper Conduct Lookback Period”), subject to the enforcement provisions of the Policy, the Compensation Committee may, in its sole discretion and to the extent legally permitted, seek recovery of any amount of Incentive Compensation awarded or paid (including vesting) for the performance or vesting period in which such Improper Conduct occurred. In addition, subject to the enforcement provisions of the Policy, the Company shall, if directed by the Compensation Committee, provide for the forfeiture of any Incentive Compensation awarded within the Improper Conduct Lookback Period that has not been settled, paid, or become vested, as applicable. In each such instance, the amount required to be returned, repaid or forfeited by the Covered Executive shall be determined by the Compensation Committee in its sole discretion.

Enforcement

The Compensation Committee may seek to recover any Incentive Compensation owed by a Covered Executive through one or more of the following methods, as selected by the Compensation Committee and subject to applicable law, including Section 409A of the Internal Revenue Code of 1986, as amended:

1)
reimbursement of the amount of an affected cash payment received as Incentive Compensation;
2)
recovery of shares issued in connection with, or proceeds realized on the settlement, sale, transfer, or other disposition of, any affected equity-based award received as Incentive Compensation;
3)
offset of the Incentive Compensation from any compensation otherwise owed to the Covered Executive by the Company or its affiliates;
4)
cancellation of an affected equity award received as Incentive Compensation, whether vested or unvested; or
5)
any other remedial and recovery action permitted by law, as determined by the Compensation Committee.

If the Compensation Committee determines to seek recovery of Incentive Compensation, it shall first make a written demand for repayment from the Covered Executive and, if the individual does not tender timely repayment in response to such demand, the Compensation Committee may pursue the other remedies contemplated by the Policy, including seeking a court order against the individual for such repayment.

The Compensation Committee shall make a reasonable determination of the amount of any Incentive Compensation subject to recovery or forfeiture under this Policy. In making a determination of the amount of any Incentive Compensation attributable to equity-based awards, the amount of Incentive Compensation considered to be received by a Covered Executive shall be determined on the basis of the value of each such equity-based award at the time of any vesting event, whether such award has vested in full or in part.

The amount of any Incentive Compensation subject to recovery shall be determined on an after-tax basis.

No Indemnification

The Company shall not indemnify any Covered Executive or pay or reimburse the premium for any insurance policy to cover any losses incurred by such Covered Executive under this Policy or any claims relating to the Company’s enforcement of rights under this Policy.

Other Recoupment Rights

The Compensation Committee intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date expressly require a Covered Executive to abide by the terms of this Policy; however, the absence of any such express provision in any such agreement shall not prevent application of the Policy to Covered Executives. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the Policy on Recoupment of Incentive Compensation, the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement or any other legal remedies available to the Company.

Non-Exclusivity of Remedies

Application of the Policy does not preclude the Company from taking any other action to enforce a Covered Executive’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings or any other remedies that may be available to the Company with respect to inappropriate conduct on the part of the Covered Executive. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Incentive Compensation under this Policy and any other such rights or remedies.

Non-Exclusivity of Policy

The terms of this Policy are in addition to any recoupment required or permitted by the Policy on Recoupment of Incentive Compensation, contract or by law, including the Sarbanes-Oxley Act of 2002, the Dodd Frank Wall Street Reform and Consumer Protection Act, and any other law or regulation that the Committee determines, in its discretion, is applicable.

Successors

The Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, executors, administrators, and other legal representatives.

Acknowledgment

To the extent required by the Compensation Committee, each Covered Executive shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Covered Executive shall be fully bound by, and must comply with, the Policy, whether or not such Covered Executive has executed and returned such acknowledgment form to the Company.

Definitions

The following definitions apply to this Policy:

“Improper Conduct” means the occurrence of one of the following events:

1)
the Covered Executive’s commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud;
2)
the Covered Executive’s conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its affiliates in any material way;
3)
the Covered Executive’s misconduct or fraud that impacted any financial result or performance metric used in any Incentive-Based Compensation arrangement;

4)
the Covered Executive’s material breach of any non-solicitation, noncompetition, confidentiality or other covenant owed to the Company or material breach of an employment agreement;
5)
the Covered Executive’s material breach of any applicable Company policy, including the Company’s Code of Ethics for Senior Financial Officers or Code of Business Conduct and Ethics;
6)
the Covered Executive’s material failure to cooperate with an investigation conducted by the Company or any governmental authority;
7)
The Covered Executive’s willful engagement in conduct that is demonstrably injurious to the Company (monetarily, reputationally or otherwise).

For the avoidance of doubt, the definition of “Detrimental Conduct” does not include any disclosure or reporting of possible violations of applicable law or regulation to any governmental agency or entity, including the United States Department of Justice or the SEC, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation).

“Incentive Compensation” means any of the following:

1)
annual bonuses and other short-or long-term cash incentives not otherwise considered base salary, regular hourly pay, overtime, and commissions;
2)
share options;
3)
restricted share grants, including performance shares;
4)
restricted or performance-based restricted share units; and
5)
any other equity or cash award that is based on a financial reporting measure, as determined by the Committee from time to time in accordance with the Policy on Recoupment of Incentive Compensation

Effective Date and Applicability

This Policy has been adopted by the Board on October 25, 2023 and shall apply to any Incentive Compensation that is received by a Covered Executive on or after October 2, 2023.